Exhibit 10.1

AMENDMENT NUMBER ONE
TO THE
MATADOR RESOURCES COMPANY AMENDED AND RESTATED
2012 LONG-TERM INCENTIVE PLAN

WHEREAS, Matador Resources Company, a Texas corporation (the “Company”) maintains the Matador Resources Company Amended and Restated 2012 Long-Term Incentive Plan (the “Plan”); and

WHEREAS, the Company has determined that amendments should be made to the Plan to (i) authorize the assignment of awards granted thereunder to certain permitted transferees under certain specified circumstances and (ii) provide that taxes with respect to awards may be withheld at any rate permissible under applicable law.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.	Section 15.6 of the Plan is deleted in its entirety and replaced with the following:

Tax Requirements. The Company or, if applicable, any Subsidiary (for purposes of this Section 15.6, the term “Company” shall be deemed to include any applicable Subsidiary), shall have the right to deduct from all amounts paid in cash or other form in connection with the Plan, any Federal, state, local or other taxes permitted by law to be withheld in connection with an Award granted under this Plan. The Company may, in its sole discretion, also require the Participant receiving shares of Common Stock issued under the Plan to pay the Company the amount of any taxes that the Company is permitted to withhold in connection with the Participant’s income arising with respect to the Award. Such payments shall be required to be made when requested by the Company and may be required to be made prior to the delivery of any certificate representing shares of Common Stock. Such payment may be made (i) by the delivery of cash to the Company in an amount that equals or exceeds (to avoid the issuance of fractional shares under (iii) below) the applicable tax withholding obligations of the Company; (ii) if the Company, in its sole discretion, so consents in writing, the actual delivery by the exercising Participant to the Company of shares of Common Stock that the Participant has not acquired from the Company within six (6) months prior to the date of exercise, vesting or conversion of the Award, as applicable, which shares so delivered have an aggregate Fair Market Value that equals or exceeds (to avoid the issuance of fractional shares under (iii) below) the applicable tax withholding payment; (iii) if the Company, in its sole discretion, so consents in writing, the Company’s withholding of a number of shares to be delivered upon the exercise, vesting or conversion of the Award, which shares so withheld have an aggregate fair market value that equals (but does not exceed) the applicable tax withholding payment; or (iv) any combination of (i), (ii) or (iii) or any other method consented to by the Company in writing. The Company may, in its sole discretion, withhold any such taxes from any other cash remuneration otherwise paid by the Company to the Participant. The Committee may in the Award Agreement impose any additional tax requirements or provisions that the Committee deems necessary or desirable.

2.	Section 15.7 of the Plan is deleted in its entirety and replaced with the following:

Assignability. Incentive Stock Options may not be transferred, assigned, pledged, hypothecated or otherwise conveyed or encumbered other than by will or the laws of descent and distribution and may be exercised during the lifetime of the Participant only by the Participant or the Participant’s legally authorized representative, and each Award Agreement in respect of an Incentive Stock Option shall so provide. The designation by a Participant of a beneficiary will not constitute a transfer of the Stock Option. The Committee may waive or modify any limitation contained in the preceding sentences of this Section 15.7 that is not required for compliance with Section 422 of the Code.

Except as otherwise provided herein, Awards may not be transferred, assigned, pledged, hypothecated or otherwise conveyed or encumbered other than by will or the laws of descent and distribution. Notwithstanding the foregoing, the Committee may, in its discretion, authorize all or a portion of any Award to be transferred, for no consideration, by a Participant to (a) one or more members of the Participant’s Immediate Family, (b) a trust in which the Participant or members of his or her Immediate Family have more than fifty percent of the beneficial interest, (c) a foundation in which the Participant or members of his or her Immediate Family control the management of assets or (d) any other entity in which the Participant or members of his or her Immediate Family own more than fifty percent of the voting interests. As used herein, “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and shall include adoptive relationships.

Following any transfer, any such Award shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of Articles 8, 9, 11, 13 and 15 hereof the term “Participant” shall be deemed to include the transferee. The events of Termination of Service shall continue to be applied with respect to the original Participant, following which, the Award shall be exercisable or convertible by the transferee only to the extent and for the periods specified in the Award Agreement. The Committee and the Company shall have no obligation to inform any transferee of an Award of any expiration, termination, lapse or acceleration of such Award. The Company shall have no obligation to register with any federal or state securities commission or agency any Common Stock issuable or issued under an Award that has been transferred by a Participant under this Section 15.7.
3.Except as expressly provided herein, all other provisions of the Plan shall remain in full force and effect and are hereby ratified and confirmed.

IN WITNESS WHEREOF, this amendment to the Plan is executed and effective this 1st day of November, 2017.

MATADOR RESOURCES COMPANY, a Texas corporation

By:	/s/ Joseph Wm. Foran
Name:	Joseph Wm. Foran
Title:	Chairman and CEO